INDEPENDENT REPRESENTATION AGREEMENT

Independent Representation Agreement ("Agreement") dated August 3, 2000 between Grant Automotive Group, a corporation incorporated in Canada ("Representative"), and iSolve Incorporated, a Delaware corporation ("iSolve").

Recitals

WHEREAS, iSolve desires to retain the services of the Representative to locate buyers for inventory either (i) listed on iSolve.com, the e-commerce site ("Site Inventory") maintained by iSolve, or (11) owned directly by iSolve ("iSolve Inventory") whether or not listed on iSolve.com (together "Inventory" or "Inventories").

WHEREAS, the Representative desires to work with iSolve in connection with locating buyers for such Inventories; and

WHEREAS, iSolve and the Representative desire to specify more fully the relationship between themselves.

NOW THEREFORE, iSolve and the Representative agree as follows:

1. Services to be Rendered. From time to time, iSolve may contact Representative in writing and request assistance ("Assistance Request") in connection with selling Inventories. Representative agrees to solicit its contacts and take such other action as it deems reasonable and prudent to locate buyers for the Inventories.

2. Determination of Commission Rate.

(a) Sale of Inventory Arranged by Representative. In the event Representative is successful in arranging for the sale of Inventories relating to an Assistance Request, iSolve agrees to pay, and Representative agrees to accept, a commission payment calculated as specified herein ("Commission") as full payment for the Representative's services hereunder. The Commission will be based on a sliding scale based on the "Gross Margin Percentage" earned by iSolve. The base commission rate ("Base Rate") shall be the lowest rate which applies to the Gross Margin Percentage earned on such sale as indicated in the chart which appears below:

Gross Margin Percentage	Base Rate
10-17%	2%
More than 17%	4%
More than 20%	6%
More than 25%	8%
More than 30%	10%

In the event the Gross Margin Percentage is less than ten percent (10%) the base rate shall be determined by negotiation between iSolve and the Representative.

For purposes of this Agreement, the "Gross Margin Dollars" for iSolve Inventory shall be defined as the difference between (x) the sale price and (y) the actual cash cost of the items to iSolve including any freight, custom, duty or other out of pocket expenses incurred by iSolve in delivering the merchandise to the buyer.

For purposes of this Agreement, the Gross Margin Percentage shall be defined as:

In the case of iSolve Inventory, the result of dividing:

(1) the Gross Margin Dollars, by

(2) the actual cash cost of the item sold.

In the case of Site Inventory, the listing fee actually earned by iSolve in the transaction. Representative acknowledges that it has been informed by iSolve that iSolve's standard listing agreement calls for a ten percent (10%) listing fee in connection with items listed on iSolve.

By way of illustration: Representative locates a buyer who purchases iSolve Inventory for $122, 000 which iSolve originally purchased for $100,000. The Gross Margin Dollars on the transaction is $22,000 ($122,000 - $1 00, 000). The Gross Margin Percentage is calculated as $22,000 divided by $100,000 or 22%. The applicable Base Rate is six percent (6%).

The actual commission rate ("Commission Rate") earned by the Representative shall be the Base Rate plus, if applicable, the "Bonus Rate". The Bonus Rate shall be equal to one percent (I%) and shall only be applicable in the event that the Inventory that was sold by the Representative on behalf of iSolve was "Listed by the Representative". "Listed by the Representative" shall mean that the Representative obtained the listing and delivered the listing to iSolve.

(b) Listing Only Arranged by Re-preventative. In the event an inventory is Listed by the Representative, but the sale is not arranged by the Representative, the Representative shall be entitled to a Commission equal to:

Gross Margin Dollars x I%

The Commission shall be payable only in accordance with section 3 of the Agreement.

3. Calculation and Payment of Commission When Sale of Inventory is Arranged by Representative.

(a) The Representative will be paid its Commission on the twentieth (20th) day of the month following the receipt by iSolve of payment for such sold inventory. For example: if an inventory is sold on March 12 and iSolve is paid on April 15, the Representative will receive its commission check on or before May 20.

(b) In the event of bad debts, such bad debt expense shall be taken into account in computing the Gross Margin, Gross Margin Percentage and the applicable Base Rate.

(c) If bad debt expense results in the Representative receiving a Commission in excess of that to which it is entitled, Representative agrees to remit such excess Commission back to iSolve.

(d) The Commission payable to a Representative in connection with the sale of iSolve Inventory shall be calculated as follows:

Gross Margin Dollars x Commission Rate

4. Non-Circumvention. iSolve agrees that for a period of twenty four (24) months from the date hereof, iSolve shall not directly or indirectly sell inventories to buyers identified by the Representative who have previously purchased inventories from iSolve as a result of the introduction by the Representative ("Introduced Buyers") without making the Commission payments specified herein to the Representative.

5. Expense Reimbursement. iSolve agrees to reimburse Representative for its reasonable and necessary business expenses incurred in connection with its services under this Agreement provided such business expenses are pre-approved in writing by iSolve prior to such expenses being incurred. Reimbursements of expenses by iSolve will only be made upon submission of documentation as required by the Internal Revenue Service in connection with business expenses.

6. Confidentiality. Representative agrees not to make use of, reproduce, disseminate or in any way disclose to any person, firm or business any "Confidential Information" of iSolve except to the extent necessary to render the services described herein. For purposes hereof, Confidential Information shall mean any non-public, technical or non-technical information disclosed by iSolve to the Representative and shall include, without limitations:

(a) concepts and ideas relating to the iSolve web site; '

(b) the name and identities of listing parties on the iSolve web site;

(c) trade secrets, inventions, know how, software programs and software documents;

(d) information regarding research and development, new service offerings and products, marketing and selling, business plans, prices and cost; or

(e) the existence of any business discussion, negotiations or agreement between iSolve and listers.

Confidential information shall not include:

(a) information that was known by the Representative prior to the date of such disclosure by iSolve;

(b) information that was known to the public prior to the date that the confidential information was received by Representative;

(c) information that becomes known to the public subsequent to the date it was received by Representative through no breach of this agreement on the part of the Representative; or

(d) information that becomes known or is required to be disclosed pursuant to law or governmental order.

7. Exclusivity. Representative agrees that it shall not directly or indirectly, whether as an employer, officer, director, owner, employee, partner, member or other participant assist any other web based business in obtaining listings for surplus inventory, idle capacity or excess assets or selling assets listed on other web based sites.

8. Term. This Agreement may be terminated by the Representative or iSolve with thirty (30) days written notice to the other party; provided, however, that such termination shall not limit the period of time for which payments are required to the Representative under Section 4 above.

9. Arbitration.

(a) iSolve and the Representative agree that, any disputes under this Agreement shall be settled by arbitration in accordance with the then-current rules for Commercial Arbitration issued the American Arbitration Association ("AAA"). Such arbitration proceedings shall be before a panel of three arbitrators from the list provided by AAA. The arbitration shall take place in or near Stamford, Connecticut.

(b) The Arbitrators shall be selected as follows. Representative shall select the first Arbitrator and iSolve shall select the second Arbitrator. The third Arbitrator shall be selected by the mutual agreement of the two previously selected Arbitrators.

(c) The Arbitrators shall apply the substantive law (and the law of remedies, if applicable) of the State of Connecticut. The Arbitrators shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties.

(d) The Arbitrators shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrators deem necessary. The Arbitrators shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

(e) Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Both the iSolve and the Representative agree that neither shall initiate or prosecute any lawsuit in any way related to any claim covered by this Agreement.

(f) The Arbitrators shall render an award and opinion.

(g) iSolve and Representative shall share any and all fees and expenses involved in pursuing the arbitration provided each party shall pay its own costs and attorneys fees. Notwithstanding this provision the Arbitrators may award reasonable attorneys fees and cost to the prevailing party.

IN WITNESS THEREOF, the parties have affixed their signatures on the date above first written.

GRANT AUTOMOTIVE GROUP

By: /s/ Jeff Vande Sande
Name: Jeff Vande Sande
Title: Eastern Canada Sales Manager

iSOLVE INCORPORATED

By: /s/ Eric M. Weiss
Name: Eric M. Weiss
Title: Chief Operating Officer - Barter

This Agreement continues on Addendum A attached.

ADDENDUM A

i) GST. iSolve shall add the amount of the commission paid An additional seven percent (7%) of the commissions to cover the Goods and Services Tax ( "GST") levied on the services of sales representatives across Canada. (By registering with Revenue Canada, Excise, the tax paid by iSolve is refundable upon completion of a GST return.) Representative's GST registration number is R 102-174-364. iSolve shall include this number on each commission statement in the portion indications the amount of the GST.

iSolve shall send Representative copies of all invoices at the time iSolve invoices the customer. When commissions are paid, iSolve shall send Representative a commission statement showing commissions paid during the period and invoices on which commissions are paid.

ii) General. Each of iSolve and Representative agree that they shall not hire any employee of the other party during the term of the Agreement or during the two year period following termination. Neither party may assign this Agreement without the consent of the other, such consent not to be unreasonably with held. In this Agreement words imparting the singular include the plural and vice versa. This Agreement shall endure to the benefit of and be binding upon the parties a partnership or joint venture.

In WITNESS THEREOF, the parties have affixed their signatures on the date above first written.

GRANT AUTOMOTIVE GROUP

By: /s/ Jeff Vande Sande
Name: Jeff Vande Sande
Title: Eastern Canada Sales Manager

iSolve Incorporated

By: /s/ signed
Name:
Title: